Exhibit 99.1

EVgo Inc. Reports Record Third Quarter 2024 Results

Achieves 7th Consecutive Quarter of Triple Digit Year-Over-Year Network Throughput Growth

Raises Mid-Point of 2024 Revenue and Adjusted EBITDA Guidance

●	Record revenue of $67.5 million in the third quarter, representing an increase of 92% year-over-year.
●	Charging network revenue totaled $43.1 million in the third quarter, an increase of 98% year-over-year, representing the 8th sequential quarter of double-digit charging revenue growth.
●	Network throughput reached a record 78 gigawatt-hours (“GWh”) in the third quarter, an increase of 111% year-over-year, representing the 7th consecutive quarter of triple digit year-over-year growth.
●	Added more than 270 new operational stalls during the third quarter, including EVgo eXtend™ stalls.
●	Ended the third quarter with approximately 3,680 stalls in operation, including EVgo eXtend stalls.
●	Added over 147,000 new customer accounts in the third quarter, reaching more than 1.2 million overall at quarter end.

LOS ANGELES – November 12, 2024 – EVgo Inc. (Nasdaq: EVGO) (“EVgo” or the “Company”) today announced results for the third quarter ended September 30, 2024. Management will host a conference call today at 8 a.m. ET / 5 a.m. PT to discuss EVgo’s results and other business highlights.

Revenue for the third quarter of 2024 reached $67.5 million, compared to $35.1 million in the third quarter of 2023, representing 92% year-over-year growth. Revenue growth was driven by year-over-year increases in charging network and eXtend revenues.

Network throughput increased to 78 GWh in the third quarter of 2024, compared to 37 GWh in the third of 2023, representing 111% year-over-year growth. The Company added more than 147,000 new customer accounts during the third quarter of 2024, a 39% year-over-year increase in new accounts. The overall number of customer accounts was more than 1.2 million at quarter end, an increase of 57% year-over-year.

“I’m pleased to report another record quarter anchored by strong revenues and triple digit year-over-year network throughput growth,” said Badar Khan, EVgo’s CEO. “Our deployment team continued to meet demand head-on bringing a record number of stalls online in the third quarter. With our conditional commitment from DOE for a loan guarantee of up to $1.05 billion announced last month, EVgo is poised to lead the industry as the charging provider of choice. As we look ahead to the end of the year and into fiscal 2025, we are working diligently to complete the loan process, drive our next phase of growth as an owner and operator of fast charging infrastructure, and deliver continued and sustainable value creation for our shareholders.”

Business Highlights

●	DOE Conditional Commitment: On October 3, 2024, EVgo received conditional commitment for a loan guarantee of up to $1.05 billion from the U.S. Department of Energy Loan Programs Office (“DOE LPO”) under its Title 17 program, to build approximately 7,500 fast charging stalls across the U.S. The loan is expected to support the Company in its efforts to double its deployment rate of critical charging infrastructure in high-growth markets and enable the expansion of EV charging access in rural and lower income communities. The Company is working towards satisfying certain technical, legal, environmental and financial conditions to enter into a definitive agreement with the DOE.
●	Co-Development Agreement for Next Generation Charging Architecture: EVgo and Delta Electronics signed a memorandum of understanding in October 2024 to co-develop the next generation of chargers to improve customer experience, enhance charger reliability, and drive cost efficiencies with advanced firmware and hardware design.
●	30C Income Tax Credits: EVgo sold its 2023 portfolio of 30C income tax credits for $11.0 million, before estimated transaction costs of $2.0 million, most of which is expected to be incurred in the fourth quarter.
●	California Low Carbon Fuel Standard (“LCFS”): On November 8, 2024 the California Air Resources Board voted to adopt amendments to the LCFS, which are expected to strengthen regulatory credit values for years to come.
●	Stall Development: The Company ended the quarter with approximately 3,680 stalls in operation, including EVgo eXtend™ stalls. EVgo added over 270 new DC fast charging stalls during the quarter, including EVgo eXtend™ stalls.
●	Average Daily Network Throughput: Average daily throughput per stall for the EVgo network was 254 kilowatt hours per day in the third quarter of 2024, an increase of 64% compared to 155 kilowatt hours per day in the third quarter of 2023.
●	EVgo Autocharge+: Autocharge+ was 21% of total charging sessions initiated in the third quarter of 2024, and the number of Autocharge+ charging sessions in the third quarter increased 132% compared to the third quarter of 2023.
●	PlugShare: PlugShare reached 5.7 million registered users and achieved 8.8 million check-ins since inception.

Financial & Operational Highlights

The below represent summary financial and operational figures for the third quarter of 2024.

●	Revenue of $67.5 million
●	Network Throughput[1] of 78 gigawatt-hours
●	Customer Account Additions of over 147,000 accounts
●	Gross Profit of $6.4 million
●	Net Loss of $33.3 million

●	Adjusted Gross Profit[2] of $18.0 million
●	Adjusted EBITDA[2] of ($8.9) million
●	Net Cash Provided by Operating Activities of $12.1 million
●	Capital Expenditures of $25.8 million
●	Capital Expenditures, Net of Capital Offsets[2] of $5.2 million

1 Network throughput for EVgo network excludes EVgo eXtend™ sites.

2 Adjusted Gross Profit, Adjusted EBITDA, and Capital Expenditures, Net of Capital Offsets are non-GAAP measures and have not been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). For a definition of these non-GAAP measures and a reconciliation to the most directly comparable GAAP measure, please see “Definitions of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Financial Measures” included elsewhere in this release.

(unaudited, dollars in thousands)	Q3'24	Q3'23	Better (Worse)	Q3'24 YTD	Q3'23 YTD	Better (Worse)
Network Throughput (GWh)	78	37	111%	197	80	146%
Revenue	$67,535	$35,107	92%	$189,312	$110,959	71%
Gross profit	$6,368	$604	* %	$19,607	$6,174	218%
Gross margin	9.4%	1.7%	770 bps	10.4%	5.6%	480 bps
Net loss	$(33,290)	$(28,257)	(18)%	$(91,093)	$(98,877)	8%
Adjusted Gross Profit¹	$17,989	$9,281	94%	$52,934	$28,539	85%
Adjusted Gross Margin[1]	26.6%	26.4%	20 bps	28.0%	25.7%	230 bps
Adjusted EBITDA[1]	$(8,881)	$(14,248)	38%	$(24,070)	$(44,868)	46%

[1] Adjusted Gross Profit, Adjusted Gross Margin, and Adjusted EBITDA are non-GAAP measures and have not been prepared in accordance with GAAP. For a definition of these non-GAAP measures and a reconciliation to the most directly comparable GAAP measures, please see “Definitions of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Financial Measures” included elsewhere in these materials.
* Percentage over 999%

(unaudited, dollars in thousands)	Q3'24	Q3'23	Change	Q3'24 YTD	Q3'23 YTD	Change

Cash flows provided by (used in) operating activities	$12,101	$(7,256)	267%	$5,575	$(29,781)	119%

GAAP capital expenditures	$25,835	$24,028	8%	$71,102	$124,085	(43)%
Less capital offsets:
OEM infrastructure payments	4,909	6,022	(18)%	16,691	15,939	5%
Proceeds from capital-build funding	5,740	2,823	103%	11,879	7,079	68%
Proceeds from transfer of 30C income tax credits, net	9,978	—	* %	9,978	—	* %
Total capital offsets	20,627	8,845	133%	38,548	23,018	67%
Capital Expenditures, Net of Capital Offsets[1]	$5,208	$15,183	(66)%	$32,554	$101,067	(68)%

[1] Capital Expenditures, Net of Capital Offsets are non-GAAP measures and have not been prepared in accordance with GAAP. For a definition of these non-GAAP measures and a reconciliation to the most directly comparable GAAP measures, please see “Definitions of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Financial Measures” included elsewhere in these materials.
* Percentage not meaningful

	9/30/2024	9/30/2023	Increase
Stalls in operation or under construction:
EVgo Network	3,800	3,240	17%
EVgo eXtend™	620	140	343%
Total stalls in operation or under construction	4,420	3,380	31%

Stalls in operation:
EVgo Network	3,390	2,700	26%
EVgo eXtend™	290	40	625%
Total stalls in operation	3,680	2,740	34%

2024 Financial Guidance

EVgo is updating 2024 guidance as follows:

●	Raising the midpoint of total revenue guidance by $2.5 million with total revenue guidance of $250 - $265 million
●	Raising the midpoint of Adjusted EBITDA* guidance by $4 million with Adjusted EBITDA guidance of ($38) – ($32) million

* A reconciliation of projected Adjusted EBITDA (non-GAAP) to net income (loss), the most directly comparable GAAP measure, is not provided because certain measures, including share-based compensation expense, which is excluded from Adjusted EBITDA, cannot be reasonably calculated or predicted at this time without unreasonable efforts. For a definition of Adjusted EBITDA, please see “Definitions of Non-GAAP Financial Measures” included elsewhere in this release.

Conference Call Information

A live audio webcast and conference call for EVgo’s third quarter earnings release will be held today at 8 a.m. ET / 5 a.m. PT. The webcast will be available at investors.evgo.com, and the dial-in information for those wishing to access via phone is:

Toll Free: (888) 340-5044 (for U.S. callers)
Toll/International: (646) 960-0363 (for callers outside the U.S.)

Conference ID: 6304708

This press release, along with other investor materials that will be used or referred to during the webcast and conference call, including a slide presentation and reconciliations of certain non-GAAP measures to their nearest GAAP measures, will also be available on that site.

About EVgo

EVgo (Nasdaq: EVGO) is a leader in electric vehicle charging solutions, building and operating the infrastructure and tools needed to expedite the mass adoption of electric vehicles for individual drivers, rideshare and commercial fleets, and businesses. EVgo is one of the nation’s largest public fast charging networks, featuring over 1,000 fast charging locations across 40 states, including stations built through EVgo eXtend™, its white label service offering. EVgo is accelerating transportation electrification through partnerships with automakers, fleet and rideshare operators, retail hosts such as grocery stores, shopping centers, and gas stations, policy leaders, and other organizations. With a rapidly growing network and unique service offerings for drivers and partners including EVgo Optima™, EVgo Inside™, EVgo Rewards™, and Autocharge+, EVgo enables a world-class charging experience where drivers live, work, travel and play.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “assume” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on management’s current expectations or beliefs and are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. You are cautioned, therefore, against relying on any of these forward-looking statements. These forward-looking statements include, but are not limited to, express or implied statements regarding EVgo’s future financial and operating performance, revenues, market size and opportunity, capital expenditures and offsets; EVgo’s  progress on its network buildout, customer experience, technological capabilities and cost efficiencies; anticipated benefits and growth from the conditional commitment from the DOE for a loan guarantee; growth in the Company’s throughput; growth in the Company’s commercial charging business; and the Company’s collaboration with partners. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of EVgo’s management and are not predictions of actual performance. There are a significant number of factors that could cause actual results to differ materially from the statements made in this press release, including changes or developments in the broader general market; EVgo’s dependence on the widespread adoption of EVs and growth of the EV and EV charging markets; competition from existing and new competitors; EVgo’s ability to expand into new service markets, grow its customer base and manage its operations; the risks associated with cyclical demand for EVgo’s services and vulnerability to industry downturns and regional or national downturns; fluctuations in EVgo’s revenue and operating results; EVgo’s ability to satisfy the required conditions, enter into definitive agreements and receive loan funding in connection with, and to realize any anticipated benefits and growth from, the conditional commitment from the DOE for a loan guarantee; unfavorable conditions or disruptions in the capital and credit markets and EVgo’s ability to obtain additional financing on commercially reasonable terms; EVgo’s ability to generate cash, service indebtedness and incur additional indebtedness; any current, pending or future legislation, regulations or policies that could impact EVgo’s business, results of operations and financial condition, including regulations impacting the EV charging market and government programs designed to drive broader adoption of EVs and any reduction, modification or elimination of such programs due to the results of the 2024 Presidential and Congressional elections; EVgo’s ability to adapt its assets and infrastructure to changes in industry and regulatory standards and market demands related to EV charging; impediments to EVgo’s expansion plans, including permitting and utility-related delays; EVgo’s ability to integrate any businesses it acquires; EVgo’s ability to recruit and retain experienced personnel; risks related to legal proceedings or claims, including liability claims; EVgo’s dependence on third parties, including hardware and software vendors and service providers, utilities and permit-granting entities; supply chain disruptions, inflation and other increases in expenses; safety and environmental requirements or regulations that may subject EVgo to unanticipated liabilities or costs; EVgo’s ability to enter into and maintain valuable partnerships with commercial or public-entity property owners, landlords and/or tenants (collectively “Site Hosts”), original equipment manufacturers (“OEMs”), fleet operators and suppliers; EVgo’s ability to maintain, protect and enhance EVgo’s intellectual property; and general economic or political conditions, including the conflicts in Ukraine, Israel and the broader Middle East region, and elevated rates of inflation and associated changes in monetary policy. Additional risks and uncertainties that could affect the Company’s financial results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of EVgo” in EVgo’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”), as well as its other SEC filings, copies of which are available on EVgo’s website at investors.evgo.com, and on the SEC’s website at www.sec.gov. All forward-

looking statements in this press release are based on information available to EVgo as of the date hereof, and EVgo does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by applicable law.

Financial Statements

EVgo Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2024	2023
(in thousands)	(unaudited)
Assets
Current assets
Cash, cash equivalents and restricted cash	$153,406	$209,146
Accounts receivable, net of allowance of $838 and $1,116 as of September 30, 2024 and December 31, 2023, respectively	35,395	34,882
Accounts receivable, capital-build	15,812	9,297
Prepaid expenses and other current assets	19,292	14,081
Total current assets	223,905	267,406
Property, equipment and software, net	407,650	389,227
Operating lease right-of-use assets	85,609	67,724
Other assets	2,173	2,208
Intangible assets, net	41,297	48,997
Goodwill	31,052	31,052
Total assets	$791,686	$806,614

Liabilities, redeemable noncontrolling interest and stockholders' deficit
Current liabilities
Accounts payable	$12,583	$10,133
Accrued liabilities	40,283	40,549
Operating lease liabilities, current	6,471	6,018
Deferred revenue, current[1]	31,782	32,349
Other current liabilities	11,146	298
Total current liabilities	102,265	89,347
Operating lease liabilities, noncurrent	79,464	61,987
Earnout liability, at fair value	719	654
Asset retirement obligations	20,109	18,232
Capital-build liability	47,021	35,787
Deferred revenue, noncurrent	70,666	55,091
Warrant liabilities, at fair value	5,656	5,141
Total liabilities	325,900	266,239
Commitments and contingencies
Redeemable noncontrolling interest	810,612	700,964
Stockholders' deficit	(344,826)	(160,589)
Total liabilities, redeemable noncontrolling interest and stockholders' deficit	$791,686	$806,614

1 In 2024, deferred revenue, current, and customer deposits were combined into a single line item. Previously reported amounts have been updated to conform to the current period presentation.

EVgo Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(in thousands, except per share data)	2024	2023	Change %	2024	2023	Change %
Revenue
Charging, retail	$26,656	$13,357	100%	$67,318	$29,057	132%
Charging, commercial	8,622	4,042	113%	21,555	8,175	164%
Charging, OEM	4,305	1,477	191%	10,675	3,015	254%
Regulatory credit sales	2,191	1,807	21%	5,974	4,635	29%
Network, OEM	1,278	1,114	15%	6,328	4,555	39%
Total charging network	43,052	21,797	98%	111,850	49,437	126%
eXtend	21,912	10,475	109%	68,730	54,048	27%
Ancillary	2,571	2,835	(9)%	8,732	7,474	17%
Total revenue	67,535	35,107	92%	189,312	110,959	71%

Cost of sales
Charging network[1]	28,872	15,556	86%	72,361	37,544	93%
Other[1]	20,753	10,328	101%	64,294	44,997	43%
Depreciation, net of capital-build amortization	11,542	8,619	34%	33,050	22,244	49%
Total cost of sales	61,167	34,503	77%	169,705	104,785	62%
Gross profit	6,368	604	954%	19,607	6,174	218%

Operating expenses
General and administrative	33,114	32,001	3%	101,167	104,223	(3)%
Depreciation, amortization and accretion	5,043	4,975	1%	14,986	14,542	3%
Total operating expenses	38,157	36,976	3%	116,153	118,765	(2)%
Operating loss	(31,789)	(36,372)	13%	(96,546)	(112,591)	14%

Interest income	1,809	2,898	(38)%	6,146	7,095	(13)%
Other (expense) income, net	(1)	1	(200)%	(18)	1	* %
Change in fair value of earnout liability	(374)	442	(185)%	(65)	875	(107)%
Change in fair value of warrant liabilities	(2,910)	4,774	(161)%	(515)	5,785	(109)%
Total other (expense) income, net	(1,476)	8,115	(118)%	5,548	13,756	(60)%
Loss before income tax expense	(33,265)	(28,257)	(18)%	(90,998)	(98,835)	8%
Income tax expense	(25)	—	* %	(95)	(42)	(126)%
Net loss	(33,290)	(28,257)	(18)%	(91,093)	(98,877)	8%
Less: net loss attributable to redeemable noncontrolling interest	(21,581)	(18,536)	(16)%	(59,174)	(69,054)	14%
Net loss attributable to Class A common stockholders	$(11,709)	$(9,721)	(20)%	$(31,919)	$(29,823)	(7)%

Net loss per share to Class A common stockholders, basic and diluted	$(0.11)	$(0.09)		$(0.30)	$(0.34)
Weighted average common stock outstanding, basic and diluted	106,206	102,687		105,491	86,449

1 In the fourth quarter of 2023, the Company changed the presentation of cost of sales to disaggregate such costs between “charging network” and “other.” Previously reported amounts have been updated to conform to the current presentation.

EVgo Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Nine Months Ended
	September 30,
(in thousands)	2024	2023
Cash flows from operating activities
Net loss	$(91,093)	$(98,877)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation, amortization and accretion	48,036	36,786
Net loss on disposal of property and equipment, net of insurance recoveries, and impairment expense	6,228	8,065
Share-based compensation	15,473	21,023
Change in fair value of earnout liability	65	(875)
Change in fair value of warrant liabilities	515	(5,785)
Other	5	23
Changes in operating assets and liabilities
Accounts receivable, net	(512)	(14,581)
Prepaid expenses, other current assets and other assets	(2,051)	(289)
Operating lease assets and liabilities, net	45	955
Accounts payable	210	2,781
Accrued liabilities	3,121	2,247
Deferred revenue[1]	15,008	19,196
Other current and noncurrent liabilities	10,525	(450)
Net cash provided by (used in) operating activities	5,575	(29,781)
Cash flows from investing activities
Capital expenditures	(71,102)	(124,085)
Proceeds from insurance for property losses	234	242
Net cash used in investing activities	(70,868)	(123,843)
Cash flows from financing activities
Proceeds from issuance of Class A common stock under the ATM	—	5,828
Proceeds from issuance of Class A common stock under the equity offering	—	128,023
Proceeds from capital-build funding	11,879	7,079
Payments of deferred debt issuance costs	(2,326)	—
Payments of deferred equity issuance costs	—	(5,090)
Net cash provided by financing activities	9,553	135,840
Net decrease in cash, cash equivalents and restricted cash	(55,740)	(17,784)
Cash, cash equivalents and restricted cash, beginning of period	209,146	246,493
Cash, cash equivalents and restricted cash, end of period	$153,406	$228,709

1 In 2024, deferred revenue, current, and customer deposits were combined into a single line item. Previously reported amounts have been updated to conform to the current period presentation.

Use of Non-GAAP Financial Measures

To supplement EVgo’s financial information, which is prepared and presented in accordance with GAAP, EVgo uses certain non-GAAP financial measures. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EVgo uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. EVgo believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of EVgo’s recurring core business operating results.

EVgo believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing EVgo’s performance. These non-GAAP financial measures also facilitate management’s internal comparisons to the Company’s historical performance. EVgo believes these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by EVgo’s institutional investors and the analyst community to help them analyze the health of EVgo’s business.

For more information on these non-GAAP financial measures, including reconciliations to the most comparable GAAP measures, please see the sections titled “Definitions of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Financial Measures.”

Definitions of Non-GAAP Financial Measures

This release includes some, but not all of the following non-GAAP financial measures, in each case as defined below: “Charging Network Margin,” “Adjusted Cost of Sales,” “Adjusted Cost of Sales as a Percentage of Revenue,” “Adjusted Gross Profit (Loss),” “Adjusted Gross Margin,” “Adjusted General and Administrative Expenses,” “Adjusted General and Administrative Expenses as a Percentage of Revenue,” “EBITDA,” “EBITDA Margin,” “Adjusted EBITDA,” “Adjusted EBITDA Margin,” and “Capital Expenditures, Net of Capital Offsets.” With respect to Capital Expenditures, Net of Capital Offsets, pursuant to the terms of certain OEM contracts, EVgo is paid well in advance of when revenue can be recognized, and usually, the payment is tied to the number of stalls that commence operations under the applicable contractual arrangement while the related revenue is deferred at the time of payment and is recognized as revenue over time as EVgo provides charging and other services to the OEM and the OEM’s customers. EVgo management therefore uses these measures internally to establish forecasts, budgets, and operational goals to manage and monitor its business, including the cash used for, and the return on, its investment in its charging infrastructure. EVgo believes that these measures are useful to investors in evaluating EVgo’s performance and help to depict a meaningful representation of the performance of the underlying business, enabling EVgo to evaluate and plan more effectively for the future.

Charging Network Margin, Adjusted Cost of Sales, Adjusted Cost of Sales as a Percentage of Revenue, Adjusted Gross Profit (Loss), Adjusted Gross Margin, Adjusted General and Administrative Expenses, Adjusted General and Administrative Expenses as a Percentage of Revenue, EBITDA, EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin and Capital Expenditures, Net of Capital Offsets are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These measures should not be considered as measures of financial performance under GAAP and the items excluded from or included in these metrics are significant components in understanding and assessing EVgo’s financial performance. These metrics should not be considered as alternatives to net income (loss) or any other performance measures derived in accordance with GAAP.

EVgo defines Charging Network Margin as total charging network revenue less charging network cost of sales divided by total charging network revenue. EVgo defines Adjusted Cost of Sales as cost of sales before (i) depreciation, net of capital-build amortization, and (ii) share-based compensation. EVgo defines Adjusted Cost of Sales as a Percentage of Revenue as Adjusted Cost of Sales as a percentage of revenue. EVgo defines Adjusted Gross Profit (Loss) as revenue less Adjusted Cost of Sales. EVgo defines Adjusted Gross Margin as Adjusted Gross Profit (Loss) as a percentage of revenue. EVgo defines Adjusted General and Administrative Expenses as general and administrative expenses before (i) share-based compensation, (ii) loss on disposal of property and equipment, net of insurance recoveries, and impairment expense, (iii) bad debt expense (recoveries), and (iv) certain other items that management believes are not indicative of EVgo’s ongoing performance. EVgo defines Adjusted General and Administrative Expenses as a Percentage of Revenue as Adjusted General and Administrative Expenses as a percentage of revenue. EVgo defines EBITDA as net income (loss) before (i) depreciation, net of capital-build amortization, (ii) amortization, (iii) accretion, (iv) interest income, (v) interest expense, and (vi) income tax expense (benefit). EVgo defines EBITDA Margin as EBITDA as a percentage of revenue. EVgo defines Adjusted EBITDA as EBITDA plus (i) share-based compensation, (ii) loss on disposal of property and equipment, net of insurance recoveries, and impairment expense, (iii) loss (gain) on investments, (iv) bad debt expense (recoveries), (v) change in fair value of earnout liability, (vi) change in fair value of warrant liabilities, and (vii) certain other items that management believes are not indicative of EVgo’s ongoing performance. EVgo defines Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue. EVgo defines Capital Expenditures, Net of Capital Offsets as capital expenditures adjusted for the following capital offsets: (i) all payments under OEM infrastructure agreements excluding any amounts directly attributable to OEM customer charging credit programs and pass-through of non-capital expense reimbursements, (ii) proceeds from capital-build funding and (iii) proceeds from the transfer of 30C income tax credits, net of transaction costs. The tables below present quantitative reconciliations of these measures to their most directly comparable GAAP measures as described in this paragraph.

Reconciliations of Non-GAAP Financial Measures

The following unaudited table presents a reconciliation of EBITDA, EBITDA Margin, Adjusted EBITDA, and Adjusted EBITDA Margin to the most directly comparable GAAP measure:

(unaudited, dollars in thousands)	Q3'24	Q3'23	Change	Q3'24 YTD	Q3'23 YTD	Change

GAAP revenue	$67,535	$35,107	92%	$189,312	$110,959	71%

GAAP net loss	$(33,290)	$(28,257)	(18)%	$(91,093)	$(98,877)	8%
GAAP net loss margin	(49.3%)	(80.5%)	3,120 bps	(48.1)%	(89.1)%	4,100 bps

Adjustments:
Depreciation, net of capital-build amortization	11,706	8,746	34%	33,470	22,621	48%
Amortization	4,354	4,264	2%	13,159	12,500	5%
Accretion	525	584	(10)%	1,407	1,665	(15)%
Interest income	(1,809)	(2,898)	38%	(6,146)	(7,095)	13%
Income tax expense	25	—	* %	95	42	126%
EBITDA	$(18,489)	$(17,561)	(5)%	$(49,108)	$(69,144)	29%
EBITDA margin	(27.4%)	(50.0%)	2,260 bps	(25.9)%	(62.3)%	3,640 bps

Adjustments:
Share-based compensation	$5,370	$6,101	(12)%	15,473	21,023	(26)%
Loss on disposal of property and equipment, net of insurance recoveries, and impairment expense	731	2,216	(67)%	6,228	8,065	(23)%
Loss on investments	—	12	(100)%	5	16	(69)%
Bad debt expense	216	199	9%	527	352	50%
Change in fair value of earnout liability	374	(442)	185%	65	(875)	107%
Change in fair value of warrant liabilities	2,910	(4,774)	161%	515	(5,785)	109%
Other[1]	7	1	600%	2,225	1,480	50%
Total adjustments	9,608	3,313	190%	25,038	24,276	3%
Adjusted EBITDA	$(8,881)	$(14,248)	38%	$(24,070)	$(44,868)	46%
Adjusted EBITDA Margin	(13.2%)	(40.6%)	2,740 bps	(12.7%)	(40.4)%	2,770 bps

*	Percentage greater than 999%, bps greater than 9,999 or not meaningful.
[1]

For the nine months ended September 30, 2024, comprised primarily of costs and adjustments related to the organizational realignment announced by the Company on January 17, 2024. For the nine months ended September 30, 2023, comprised primarily of costs related to the previous reorganization of Company resources announced by the Company on February 23, 2023 and the petition filed by EVgo in the Delaware Court of Chancery in February 2023 seeking validation of EVgo's charter and share structure (the "205 Petition").

The following unaudited table presents a reconciliation of Charging Network Margin to the most directly comparable GAAP measures:

(unaudited, dollars in thousands)	Q3'24	Q3'23	Change	Q3'24 YTD	Q3'23 YTD	Change

GAAP total charging network revenue	$43,052	$21,797	98%	$111,850	$49,437	126%
GAAP charging network cost of sales	28,872	15,556	86%	72,361	37,544	93%
Charging Network Margin	32.9%	28.6%	430 bps	35.3%	24.1%	1,120 bps

The following unaudited table presents a reconciliation of Adjusted Cost of Sales, Adjusted Cost of Sales as a Percentage of Revenue, Adjusted Gross Profit and Adjusted Gross Margin to the most directly comparable GAAP measures:

(unaudited, dollars in thousands)	Q3'24	Q3'23	Change	Q3'24 YTD	Q3'23 YTD	Change

GAAP revenue	$67,535	$35,107	92%	$189,312	$110,959	71%
GAAP cost of sales	61,167	34,503	77%	169,705	104,785	62%
GAAP gross profit	$6,368	$604	* %	$19,607	$6,174	218%
GAAP cost of sales as a percentage of revenue	90.6%	98.3%	(770) bps	89.6%	94.4%	(480) bps
GAAP gross margin	9.4%	1.7%	770 bps	10.4%	5.6%	480 bps

Adjustments:
Depreciation, net of capital-build amortization	$11,542	$8,619	34%	$33,050	$22,244	49%
Share-based compensation	79	58	36%	277	121	129%
Total adjustments	11,621	8,677	34%	33,327	22,365	49%
Adjusted Cost of Sales	$49,546	$25,826	92%	$136,378	$82,420	65%
Adjusted Cost of Sales as a Percentage of Revenue	73.4%	73.6%	(20) bps	72.0%	74.3%	(230) bps

Adjusted Gross Profit	$17,989	$9,281	94%	$52,934	$28,539	85%
Adjusted Gross Margin	26.6%	26.4%	20 bps	28.0%	25.7%	230 bps

*	Percentage greater than 999%

The following unaudited table presents a reconciliation of Adjusted General and Administrative Expenses and Adjusted General and Administrative Expenses as a Percentage of Revenue to the most directly comparable GAAP measures:

(unaudited, dollars in thousands)	Q3'24	Q3'23	Change	Q3'24 YTD	Q3'23 YTD	Change

GAAP revenue	$67,535	$35,107	92%	$189,312	$110,959	71%
GAAP general and administrative expenses	$33,114	$32,001	3%	$101,167	$104,223	(3)%
GAAP general and administrative expenses as a percentage of revenue	49.0%	91.2%	(4,220) bps	53.4%	93.9%	(4,050) bps

Adjustments:
Share-based compensation	$5,291	$6,043	(12)%	$15,196	$20,902	(27)%
Loss on disposal of property and equipment, net of insurance recoveries, and impairment expense	731	2,216	(67)%	6,228	8,065	(23)%
Bad debt expense	216	199	9%	527	352	50%
Other[1]	7	1	600%	2,225	1,480	50%
Total adjustments	6,245	8,459	(26)%	24,176	30,799	(22)%
Adjusted General and Administrative Expenses	$26,869	$23,542	14%	$76,991	$73,424	5%
Adjusted General and Administrative Expenses as a Percentage of Revenue	39.8%	67.1%	(2,730) bps	40.7%	66.2%	(2,550) bps

[1]

For the nine months ended September 30, 2024, comprised primarily of costs and adjustments related to the organizational realignment announced by the Company on January 17, 2024. For the nine months ended September 30, 2023, comprised primarily of costs related to the previous reorganization of Company resources announced by the Company on February 23, 2023 and the 205 Petition.

The following unaudited table presents a reconciliation of Capital Expenditures, Net of Capital Offsets, to the most directly comparable GAAP measure:

(unaudited, dollars in thousands)	Q3'24	Q3'23	Change	Q3'24 YTD	Q3'23 YTD	Change

GAAP capital expenditures	$25,835	$24,028	8%	$71,102	$124,085	(43)%

Less capital offsets:
OEM infrastructure payments	4,909	6,022	(18)%	16,691	15,939	5%
Proceeds from capital-build funding	5,740	2,823	103%	11,879	7,079	68%
Proceeds from transfer of 30C tax credits, net	9,978	—	* %	9,978	—	* %
Total capital offsets	20,627	8,845	133%	38,548	23,018	67%
Capital Expenditures, Net of Capital Offsets	$5,208	$15,183	(66)%	$32,554	$101,067	(68)%

*	Percentage not meaningful

For investors:
investors@evgo.com

For Media:
press@evgo.com

Source: EVgo Inc.